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                                                                  Exhibit (a)(k)

                         Metropolitan Series Fund, Inc.
                         ------------------------------

                             Articles Supplementary
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                                      to
                                      --
                            Articles of Incorporation
                            -------------------------

         Metropolitan Series Fund, Inc., a Maryland corporation having its principal office in this State c/o United Corporate Services, Inc., 20 South Charles Street, Suite 1200, Baltimore, Maryland 21201 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on November 2, 2000, adopted resolutions classifying or reclassifying (a) one hundred million (100,000,000) unissued shares of capital stock of the Corporation of the par value of $0.01 per share by increasing the aggregate number of shares of the capital stock of the Janus Mid Cap Portfolio from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares and (b) designating and reclassifying twenty-five million (25,000,000) shares of the unissued capital stock of each of the following portfolios: MetLife Stock Index Portfolio; Janus Mid Cap Portfolio; Russell 2000(R) Index Portfolio; Morgan Stanley EAFE(R) Index Portfolio; and Lehman Brothers(R) Aggregate Bond Index Portfolio (collectively, the "Portfolios") as "Class B" shares, and the balance of the issued and unissued shares of each of the Portfolios as "Class A" shares, so that the total number of shares of authorized capital stock of the Corporation shall be divided among the following classes of capital stock, each class compromising the number of shares and having the designations, preferences, rights, voting powers and such qualifications, limitations and restrictions as are hereinafter set forth:

                                                                Increased and
               Class                  Original shares of     Reclassified Shares
                                      Authorized Stock       of Authorized Stock

State Street Research Money              100,000,000             100,000,000
Market Portfolio

State Street Research Income             100,000,000             100,000,000
Portfolio

State Street Research Growth             200,000,000             200,000,000
Portfolio

State Street Research Diversified        200,000,000             200,000,000
Portfolio
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GNMA Portfolio                           100,000,000             100,000,000

Putnam International Stock               100,000,000             100,000,000
Portfolio

State Street Research                    100,000,000             100,000,000
Aggressive Growth Portfolio

MetLife Stock Index Portfolio            200,000,000             200,000,000

Equity Income Portfolio                  100,000,000             100,000,000

Scudder Global Equity Portfolio          100,000,000             100,000,000

T. Rowe Price Small Cap Growth           100,000,000             100,000,000
Portfolio

Janus Mid Cap Portfolio                  100,000,000             200,000,000

Loomis Sayles High Yield Bond            100,000,000             100,000,000
Portfolio

T. Rowe Price Large Cap Growth           100,000,000             100,000,000
Portfolio

Harris Oakmark Large Cap Value           100,000,000             100,000,000
Portfolio

Neuberger Berman Partners Mid Cap        100,000,000             100,000,000
Value Portfolio

Lehman Brothers Aggregate Bond           100,000,000             100,000,000
Index Portfolio

Russell 2000 Index Portfolio             100,000,000             100,000,000

Morgan Stanley EAFE Index Portfolio      100,000,000             100,000,000

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State Street Research Aurora Small       100,000,000             100,000,000
Cap Value Portfolio

Putnam Large Cap Growth Portfolio        100,000,000             100,000,000

MetLife Mid Cap Stock Index              100,000,000             100,000,000
Portfolio

Unclassified                             500,000,000             400,000,000


Total                                  3,000,000,000           3,000,000,000


                       *                *                *


                                      Issued and Unissued    Unissued Shares of
                                     Shares of Authorized         Authorized
               Class                     Stock Class A           Stock Class B

MetLife Stock Index Portfolio             175,000,000             25,000,000

Janus Mid Cap Portfolio                   175,000,000             25,000,000

Russell 2000 Index Portfolio               75,000,000             25,000,000

Morgan Stanley EAFE Index Portfolio        75,000,000             25,000,000

MetLife Mid Cap Stock Index                75,000,000             25,000,000

Portfolio


         SECOND: A description of the "Class A" and the "Class B" shares of the Portfolios, indicated above, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of, such shares, as set by the Board of Directors of the Corporation, is as follows:

                  (a) Except as provided in the Charter of the Corporation and except as described in (b) and (c) below, the "Class A" and the "Class B" shares of the Portfolios each shall be identical in all respects, and shall have the same

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         preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

                  (b) The "Class A" and the "Class B" shares of the Portfolios may be issued and sold subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses and fees (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administrative or service agreement, plan or other arrangement, however designated).

                  (c) The "Class B" and the "Class A" shares of the Portfolios shall be convertible into "Class A" or "Class B" shares of the Portfolios on such terms and subject to such provisions as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

         THIRD: (a) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the class, then standing in his name on the books of the Corporation. On any matter submitted to a vote of the stockholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class except (i) when otherwise required by law and (ii) if the Board of Directors, in its sole discretion, determines that any matter concerns only one or more particular class or classes, it may direct that only holders of that class or those classes may vote on the matter.

                  (b)Except as the Board of Directors may provide in classifying or reclassifying any unissued shares of stock, each class of stock of the Corporation shall have the following powers, preferences or other special rights, and the qualifications, restrictions, and limitations thereof shall be as follows:
                  (i) Except as may be otherwise provided herein, all consideration received by the Corporation for the issue or sale of shares of stock of a particular class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form, shall constitute assets of that class, as opposed to other classes of the Corporation, subject only to the rights of creditors, and are herein referred to as assets "belonging to" that class. Any assets, income, earnings, profits, and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular class, shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time, in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable.
                  (ii) The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the

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         amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors, giving due consideration to the interests of each class and to the interests of the Corporation as a whole. Pursuant to the foregoing:

                  (A) Dividends or distributions on shares of any class of stock shall be paid only out of surplus or other lawfully available assets determined by the Board of Directors as belonging to such class.

                  (B) Inasmuch as the Corporation intends to qualify as a "regulated open-end investment company" under the Internal Revenue Code of 1986, as amended, or any successor or statute comparable thereto, and regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal years as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company and to avoid liability for the Corporation for Federal income tax in respect to that year. In furtherance, and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or more of the other classes, the amount to be deemed available for distribution to the class or classes with the net capital gain may be reduced by the amount offset.

                  (iii) The assets belonging to any class of stock shall be charged with the liabilities in respect to such class, and shall also be charged with its share of the general liabilities of the Corporation in proportion to the net asset value of the respective classes before allocation of general liabilities. However the decision of the Board of Directors as to the amount of assets and liabilities belonging to the Corporation, and their allocation to a given class or classes shall be final and conclusive.
                  (iv) In the event of the liquidation of the Corporation the stockholders of each class that has been established and designated shall be entitled to receive, as a class, the excess of the assets belonging to that class over the liabilities belonging to that class. The assets so distributable to the stockholders of any particular class shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books of the Corporation. Any assets not readily identifiable as belonging to any particular class shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated, as provided

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         herein. Any such allocation by the Board of Directors shall be conclusive and binding for all purposes.

                  (v) Each holder of shares of capital stock of the Corporation shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of such holder on the books of the Corporation, at the redemption price of such shares as in effect from time to time, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of the Corporation or postpone the time of payment of such redemption price in accordance with provisions of applicable law. The redemption price of shares of capital stock of the Corporation shall be the net asset value thereof as determined by, or pursuant to the discretion of the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Redemption shall be conditional upon the Corporation having funds legally available therefore. Payment of the redemption price shall be made in cash or by check or current funds, or in assets other than cash, by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.
                  (vi) The Corporation's shares of stock are issued and sold, and all persons who shall acquire stock of the Corporation shall acquire the same, subject to the condition and understanding that the provisions of the Articles of Incorporation of the Corporation, as from time to time amended, shall be binding upon them.

         FOURTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions designating and classifying the "Class B" shares of the Portfolios as set forth in these Articles Supplementary.

         FIFTH: The shares aforesaid have been duly classified or reclassified by the Board of Directors pursuant to the authority and power contained in
Article V of the Articles of Incorporation of the Corporation.

         IN WITNESS WHEREOF, the Metropolitan Series Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this __ day of ________, 2000; and its President acknowledges that these Articles Supplementary are the act of the Metropolitan Series Fund, Inc., and he further acknowledges


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that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

                                     Metropolitan Series Fund, Inc.


                                     ______________________________ (SEAL)

                                     Christopher P. Nicholas     President


ATTEST:


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Danne L. Johnson            Secretary













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